Exhibit 99.1

MedQuist Announces Appointment of Jouko Karvinen to its Board of Directors

MT. LAUREL, N.J., February 8, 2006 /PRNewswire-FirstCall via COMTEX/ — MedQuist Inc. (Pink Sheets: MEDQ) is pleased to announce the appointment of Jouko Karvinen as a member of its board of directors effective February 2, 2006.  Mr. Karvinen brings a breadth of management experience and substantial knowledge of the healthcare industry to the MedQuist board.

Mr. Karvinen has served as the Chief Executive Officer of Philips Medical Systems since October 2002.  Since Mr. Karvinen assumed this role, the division has consistently improved the profitability and accelerated time to market of new products and systems.  Philips Medical Systems now holds a leading position in the global healthcare imaging, monitoring, information and services market, and is the market leader in the majority of the businesses it serves.

Prior to joining Philips, Mr. Karvinen was responsible for the Automation Division of ABB Group Ltd. and served as a member of the ABB Group Executive Committee. ABB Automation is a multi-billion dollar global entity, serving industrial and utility customers with a complete range of automation products and solutions.  Mr. Karvinen also served ABB Group in several international positions, with business responsibilities in marketing and sales, project management and operations across a global marketplace.

MedQuist, a member of the Philips Group of Companies, is a leading provider of electronic medical transcription, health information and document management products and services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: Statements in this press release regarding MedQuist’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which could cause actual results to differ from those contained in forward-looking statements include, but are not limited to: (1) our ability to recruit and retain qualified transcriptionists and other employees; (2) the impact of new services or products on the demand for our existing services; (3) our current dependence on medical transcription for substantially all of our business; (4) our ability to expand our customer base; (5) changes in law, including, without limitation, the impact the Health Information Portability and Accountability Act will have on our business; (6) infringement on the proprietary rights of others; (7) risks inherent in diversifying into other businesses; (8) any continuation of pricing pressures and declining billing rates; (9) difficulties relating to the implementation of management changes throughout the Company; (10) the outcome of pending and future legal and regulatory proceedings and investigations; and (11) any direct or indirect impact of the matters disclosed in the Form 8-K filed by the Company on January 19, 2006. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements. As a result, forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Feinstein Kean Healthcare

Craig Martin, 617-761-6729

craig.martin@fkhealth.com

http://www.medquist.com

SOURCE: MedQuist Inc.